Exhibit 99.1

CORRECTING AND REPLACING
WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2021 THIRD QUARTER RESULTS

GREENVILLE, S.C. (January 28, 2021) – Our original earnings release, issued January 22, 2021, reported incorrect amounts for free cash flow and increase in loans receivable, net. The following table presents the updated amounts for items revised in this press release:

	Twelve months ended December 31, 2020
	As originally reported	Adjustments	As revised
Increase in loans receivable, net	(74,628,950)	28,728,086	(45,900,864)
Free cash flow	130,953,308	28,728,086	159,681,394

The updated release reads:

World Acceptance Corporation Reports Fiscal 2021 Third Quarter Results

Third quarter highlights:

  Net income of $14.5 million, a $20.8 million increase from a $6.3 million loss in same quarter prior year
  Net income per diluted share of $2.25, a $3.11 increase from an $0.87 per share loss in same quarter prior year
  Loans outstanding of $1.26 billion, a 7.9% decrease from December 31, 2019, but a 14.0% sequential increase from the end of the prior quarter
  Total revenues of $130.9 million, a 10.9% decrease from the same quarter prior year but a 5.2% sequential increase from the prior quarter
  Significant decrease in percentage of accounts 61 days or more past due on a recency basis from same quarter prior year
  Cash flow from operating activities of $217.8 million and free cash flow of $159.7 million, both over the last twelve months.

GREENVILLE, S.C.--(BUSINESS WIRE)--January 22, 2021--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine months ended December 31, 2020.

Portfolio results

Third quarter of fiscal 2021 results reflect the increase in loan demand and improved operating environment compared to the early months of the COVID-19 pandemic. Gross loans outstanding decreased to $1.26 billion as of December 31, 2020, a 7.9% decrease from the $1.37 billion of gross loans outstanding as of December 31, 2019. This is compared to a 9.0% increase as of quarter ended December 31, 2019, when compared with the quarter ended December 31, 2018. Gross loans increased $155.2 million, or 14.0%, sequentially over the prior quarter as customer demand stabilized, representing the largest gross loan increase during a third quarter in a decade.

Our customer base decreased by 18.3% year-over-year as of December 31, 2020, compared to 7.2% growth for the comparable period ended December 31, 2019. Excluding the direct impact of portfolio acquisitions, the customer base decreased 18.5% year-over-year as of December 31, 2020, compared to 8.9% growth for the comparable period ended December 31, 2019. During the quarter ended December 31, 2020, the number of unique borrowers in the portfolio increased by 8.4% compared to an increase of 4.3% during the quarter ended December 31, 2019.

The following table includes the change in the number of loan originations by customer type for the following comparative quarterly periods:

	Q3 FY 2021 vs. Q3 FY 2020	Q3 FY 2020 vs. Q3 FY 2019	Q2 FY 2021 vs. Q2 FY 2020
New Customers	(27.3)%	3.9%	(46.9)%
Former Customers	3.5%	13.9%	2.3%
Refinance Customers	(21.6)%	6.4%	(19.7)%

Refinance loan volume is in-line with the 18.3% reduction in the customer base year-over-year

As of December 31, 2020, we had 1,230 branches open. For branches open throughout both periods, same store gross loans decreased 7.6% in the twelve months ended December 31, 2020, compared to an 8.2% increase for the twelve-month period ended December 31, 2019. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2020, decreased 18.0% compared to a 5.4% increase for the twelve months ended December 31, 2019.

Three-month financial results

Net income for the third quarter of fiscal 2021 increased by $20.8 million to $14.5 million compared to a loss of $6.3 million for the same quarter of the prior year. Net income per diluted share increased to $2.25 per share in the third quarter of fiscal 2021 compared to a loss of $0.87 per share for the same quarter of the prior year (which was negatively impacted by an $8 million accrual related to the investigation into our Mexico operations).

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 238,452 shares of its common stock on the open market at an aggregate purchase price of approximately $26.2 million during the third quarter of fiscal 2021. This follows a repurchase of 786,418 shares in the first half of fiscal 2021 at an aggregate purchase price of approximately $62.7 million and the repurchase of 1,520,679 shares in fiscal 2020 at an aggregate purchase price of approximately $197.4 million. The Company had approximately 6.2 million common shares outstanding excluding approximately 0.6 million unvested restricted shares as of December 31, 2020.

Total revenues for the third quarter of fiscal 2021 decreased to $130.9 million, a 10.9% decrease from the $147.0 million reported for the same quarter of the prior year. The revenues from the 1,222 branches open throughout both quarterly periods (revenue from comparable branches) decreased by 8.2%. Interest and fee income declined 11.8%, from $130.2 million in the third quarter of fiscal 2020 to $114.9 million in the third quarter of fiscal 2021, primarily due to a decrease in average earning loans. Insurance and other income decreased by 4.2% to $16.1 million in the third quarter of fiscal 2021 compared to $16.8 million in the third quarter of fiscal 2020. Sales of our motor club product increased by $1.3 million as we expanded the number of states in which we offer the product. Insurance revenue decreased due to lower loan volume during the third quarter of fiscal 2021.

Accounts 61 days or more past due decreased to 5.2% on a recency basis at December 31, 2020, compared to 7.0% at December 31, 2019. Total delinquency on a recency basis decreased to 8.9% at December 31, 2020, compared to 10.9% at December 31, 2019. Our allowance for credit losses compared to net loans was 12.2% at December 31, 2020, compared to 11.2% at December 31, 2019.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for credit losses decreased $26.4 million, or 47.7%, to $28.9 million from $55.2 million when comparing the third quarter of fiscal 2021 to the third quarter of fiscal 2020. The provision decreased during the quarter due primarily to an $18.6 million decrease in net charge-offs as well as an improvement in delinquency. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 18.1% in the third quarter of fiscal 2020 to 11.6% in the third quarter of fiscal 2021. The charge-off rate during the quarter benefited from the reduced number of lower tenured customers in the portfolio as of September 30, 2020. Loans that were 90 days past due on a recency basis increased $7.4 million during the quarter compared to an $11.4 million increase in the third fiscal quarter of the prior year. We are experiencing lower losses on loans that were in the portfolio as of April 1, 2020, than initially predicted under our CECL methodology through December 31, 2020. As a result of this positive performance and additional federal stimulus announced in December, we have decreased our expected future credit losses by approximately $6.5 million during the quarter. However, due to the ongoing uncertainty created by the pandemic, we have maintained the overall allowance for credit loss at the high end of the calculated range of expected losses as of December 31, 2020.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during the prior two years, primarily in new customers, the gross loan balance declined in the first nine months of fiscal 2021 as a result of the ongoing pandemic and its effect on the overall economy. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	$331,120,618	$793,079,740	$1,124,200,358
12/31/2016	$302,649,934	$762,474,846	$1,065,124,780
12/31/2017	$336,582,487	$790,836,894	$1,127,419,381
12/31/2018	$426,884,909	$832,020,730	$1,258,905,639
12/31/2019	$489,940,306	$882,877,242	$1,372,817,549
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	$(27,513,624)	$(11,520,082)	$(39,033,706)
12/31/2016	$(28,470,684)	$(30,604,893)	$(59,075,578)
12/31/2017	$33,932,553	$28,362,048	$62,294,601
12/31/2018	$90,302,422	$41,183,836	$131,486,258
12/31/2019	$63,055,398	$50,856,512	$113,911,910
12/31/2020	$(76,430,390)	$(31,803,439)	$(108,233,829)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2015	29.5%	70.5%
12/31/2016	28.4%	71.6%
12/31/2017	29.9%	70.1%
12/31/2018	33.9%	66.1%
12/31/2019	35.7%	64.3%
12/31/2020	32.7%	67.3%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the December 31, 2016, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 12/31/2016 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
12/31/2015	1.91	1.01	1.28
12/31/2016	1.52	0.80	1.00
12/31/2017	1.58	0.76	1.00
12/31/2018	1.73	0.77	1.09
12/31/2019	1.71	0.77	1.10

The increase in overall charge-off rate over the last twelve months is primarily due to the elevated weighting of the lower tenure portion of the portfolio as of December 31, 2019, while the charge-off rates within the tenure buckets are within historical norms. The 12 month charge-off rates remain elevated despite the lower charge-off rates experienced during Q2 and Q3 of fiscal 2021 due to elevated loss rates during Q4 of fiscal 2020 and Q1 of fiscal 2021. We continue to expect the long-term value of our newly added customers to exceed our investment return threshold.

General and administrative (“G&A”) expenses decreased $12.7 million, or 14.0%, to $77.9 million in the third quarter of fiscal 2021 compared to $90.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 61.6% during the third quarter of fiscal 2020 to 59.5% during the third quarter of fiscal 2021. G&A expenses per average open branch decreased by 13.6% when comparing Q3 fiscal 2021 to Q3 fiscal 2020.

Personnel expense decreased $2.7 million, or 5.4%, during the third quarter of fiscal 2021 as compared to the third quarter of fiscal 2020. Salary expense decreased approximately $1.9 million, or 6.1%, when comparing the two quarterly periods ended December 31, 2020 and 2019. Our headcount as of December 31, 2020, decreased 10.4% compared to December 31, 2019. Benefit expense increased approximately $0.5 million, or 5.2%, when comparing the quarterly periods ended December 31, 2020 and 2019. Incentive expense decreased $1.6 million in Q3 fiscal 2021 compared to Q3 fiscal 2020 mostly due to a decrease in share-based compensation.

Occupancy and equipment expense increased $1.5 million, or 11.2%. Occupancy expense was negatively impacted by a $2.1 million write down of signage as a result of rebranding our branch offices during the third quarter of fiscal 2021.

Advertising expense decreased $1.5 million in the third quarter of fiscal 2021 compared to the third quarter of fiscal 2020. The Company anticipated lower demand as a result of the economic effects of COVID-19 during the quarter and reduced marketing spend accordingly.

Interest expense for the quarter ended December 31, 2020, increased by $0.2 million, or 2.4%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 17.1% increase in the effective interest rate from 5.2% to 6.1%. The average debt outstanding decreased from $542.6 million to $475.7 million when comparing the quarters ended December 31, 2019 and 2020. The Company’s debt to equity ratio remained flat at 1.5:1 at December 31, 2020, compared to December 31, 2019. The Company had outstanding debt of $539.6 million as of December 31, 2020.

Other key return ratios for the third quarter of fiscal 2021 included a 6.6% return on average assets and a return on average equity of 17.4% (both on a trailing twelve-month basis).

Nine-month results

Net income for the nine-months ended December 31, 2020, increased $38.5 million to $43.4 million compared to $4.9 million for the same period of the prior year. This resulted in net income of $6.44 per diluted share for the nine months ended December 31, 2020, compared to $0.59 per diluted share in the prior year period. Total revenues for the first nine months of fiscal 2021 decreased 11.2% to $379.3 million compared to $427.0 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans decreased from 17.1% during the first nine months of fiscal 2020 to 14.7% for the first nine-months of fiscal 2021.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For purposes of its internal liquidity assessments, the Company considers free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net funding/repayment of loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities.

Free cash flow is commonly used by investors as an additional measure of cash generated by business operations that may be used to repay debt, may be available to invest in future growth through new business development activities or acquisitions, or repurchase stock. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow:

Twelve months ended December 31,
2020

Net cash provided by operating activities (1)	$217,808,438
Net cash used in investing activities:
Increase in loans receivable, net	(45,900,864)
Purchases of property and equipment	(12,226,180)
Free cash flow	159,681,394

(1) As previously disclosed, the Company paid $21.7 million in disgorgement, prejudgment interest, and civil penalties during the second quarter of fiscal 2021 to resolve an investigation into its former Mexico operations.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. In its last fiscal year, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/39733. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2020, and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2020, each as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Revenues:
Interest and fee income	$114,886	$130,224	$333,632	$379,226
Insurance income, net and other income	16,060	16,772	45,621	47,786
Total revenues	130,946	146,996	379,253	427,012

Expenses:
Provision for credit losses	28,857	55,219	80,608	149,479
General and administrative expenses:
Personnel	46,700	49,375	138,155	151,446
Occupancy and equipment	15,058	13,544	41,755	40,455
Advertising	6,660	8,181	14,528	20,561
Amortization of intangible assets	1,377	1,391	4,045	3,604
Other	8,079	18,066	26,293	34,721
Total general and administrative expenses	77,874	90,557	224,776	250,787

Interest expense	7,305	7,130	18,759	17,861
Total expenses	114,036	152,906	324,143	418,127

Income (loss) before income taxes	16,910	(5,910)	55,110	8,885

Income taxes	2,418	356	11,711	4,031

Net income (loss)	$14,492	$(6,266)	$43,399	$4,854

Net income (loss) per common share, diluted	$2.25	$(0.87)	$6.44	$0.59

Weighted average diluted shares outstanding	6,452	7,221	6,744	8,163

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	December 31, 2020	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$9,691	$11,619	$12,039
Gross loans receivable	1,264,530	1,209,871	1,372,769
Less:
Unearned interest, insurance and fees	(335,056)	(308,980)	(366,034)
Allowance for credit losses	(113,467)	(96,488)	(113,070)
Loans receivable, net	816,007	804,403	893,665
Right-of-use asset	93,144	101,687	122,841
Property and equipment, net	26,382	24,761	28,215
Deferred income taxes, net	26,507	23,258	28,912
Other assets, net	28,897	28,548	31,889
Goodwill	7,371	7,371	7,240
Intangible assets, net	24,886	24,448	24,825
Assets held for sale	1,144	3,991	—
Total assets	$1,034,029	$1,030,086	$1,149,626

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$539,600	$451,100	$583,731
Income taxes payable	853	4,965	9,288
Lease liability	94,385	102,759	123,668
Accounts payable and accrued expenses	40,329	59,299	42,932
Total liabilities	675,167	618,123	759,619

Shareholders' equity	358,862	411,963	390,007
Total liabilities and shareholders' equity	$1,034,029	$1,030,086	$1,149,626

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019

Gross loans receivable	$1,264,530	$1,372,769	$1,264,530	$1,372,769
Average gross loans receivable (1)	1,175,251	1,310,329	1,133,065	1,245,314
Net loans receivable (2)	929,474	1,006,735	929,474	1,006,735
Average net loans receivable (3)	865,480	963,664	839,491	917,938

Expenses as a percentage of total revenue:
Provision for credit losses	22.0%	37.6%	21.3%	35.0%
General and administrative	59.5%	61.6%	59.3%	58.7%
Interest expense	5.6%	4.9%	4.9%	4.2%
Operating income as a % of total revenue (4)	18.5%	0.8%	19.5%	6.3%

Loan volume (5)	782,995	857,976	1,893,502	2,339,899

Net charge-offs as percent of average net loans receivable on an annualized basis	11.6%	18.1%	14.7%	17.1%

Return on average assets (trailing 12 months)	6.6%	4.2%	6.6%	4.2%

Return on average equity (trailing 12 months)	17.4%	8.7%	17.4%	8.7%

Branches opened or acquired (merged or closed), net	(2)	6	(13)	47

Branches open (at period end)	1,230	1,240	1,230	1,240
_______________________________________________________
(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800